Exhibit 99.1

CONTACT:	Robert Atkinson, Tween Brands,
Phone 614-775-3739
Tween Brands Reports Record Second Quarter Sales and Earnings
Reiterates Positive Earnings Outlook for Full Year 2006
     NEW ALBANY, Ohio; August 16, 2006 — Tween Brands, Inc. (NYSE: TWB), formerly Too, Inc., a leading specialty retailer for tween girls, today announced a 50% increase in earnings per diluted share to $0.18 on net income of $5.9 million for the second quarter ended July 29, 2006, compared to earnings of $0.12 per diluted share on net income of $4.0 million reported for the 2005 quarter. The $0.18 was at the high end of the company’s previously provided earnings guidance.
Second Quarter Performance
Net sales for the second quarter increased 20%, to a record $185.8 million, from $154.9 million for the 2005 period. Tween Brands’ comparable store sales increased 10% during the quarter, on top of the 5% increase for the like period last year. The overall 10% increase was comprised of a 9% increase for Limited Too and a 30% increase for the 62 Justice stores that were open at least one year at the end of the quarter.
The higher earnings for the 2006 quarter were largely attributable to the 20% sales increase and a 120 basis point reduction in general, administrative and store operating expenses as a percentage of sales, due mostly to the elimination of Limited Too’s summer sale television advertising. Tween Brands’ gross income as a percentage of sales decreased 80 basis points. Lower store occupancy costs as a percentage of sales were more than offset by lower merchandise margin and the higher cost of additional Limited Too catazine mailings during the quarter.
“Our second quarter results cap off what was a great spring season for our Limited Too and Justice brands,” said Mike Rayden, Tween Brands Chairman, President and Chief Executive Officer. “Limited Too continues to be recognized as the tween fashion headquarters in the mall, while our Justice division is gaining similar recognition in its predominantly off-mall locations.”
Fiscal Year-to-Date Results
Net sales for the six months ended July 29, 2006 increased 19%, to $380.9 million, compared to $319.3 million for the like period last year.

Tween Brands’ year-to-date earnings per diluted share increased 58%, to $0.52 on net income of $17.6 million, compared to earnings per diluted share of $0.33 on net income of $11.4 million, for the same six month period last year.
The earnings improvement for the 2006 period was primarily a result of the higher sales and a 150 basis point improvement in general, administrative and store operating expenses as a rate of sales, resulting mainly from the elimination of spring season television advertising. A portion of the advertising savings was reallocated to additional catazine mailings during the season.
Share Repurchase
During the second quarter 2006, the company repurchased approximately 515,000 of its common shares for about $20 million. Since the repurchase program began in November 2004, the company has returned approximately $100 million to shareholders. Tween Brands remains in excellent financial condition, with nearly $114 million in cash and short-term investments on its balance sheet as of July 29, 2006, and no debt.
Store Growth
Justice opened 13 stores during the second quarter, ending the period at 115 stores, an increase of 53 stores from a year ago. Justice is planning 42 to 47 additional store openings in the second half of 2006, and 90 to 100 new stores in 2007.
Limited Too remodeled 14 existing stores during the quarter and opened 1 new store, ending the quarter at 566 stores. Limited Too plans to open seven additional new stores in the second half of the year.
Based on a recently-completed strategic review, the company has identified a number of real estate growth opportunities that could mean the opening of 150 to 200 new Limited Too stores over the next five years.
“We have identified an array of exciting opportunities for new Limited Too store openings that very much complement the accelerated store growth planned for Justice,” said Mr. Rayden. “This array includes the prospect of our first stores in Canada and our first U.S. urban street locations, the opening of additional premium outlet centers, outdoor lifestyles centers and select mid-grade mall sites These plans are being completed now and could be implemented in 2007,” added Mr. Rayden.
Outlook
Tween Brands reiterated its guidance for earnings per share for fiscal 2006 of $2.00 to $2.10, which would be an increase of 25% to 31% on the earnings of $1.60 per diluted share reported for fiscal 2005.
Conference Call and Webcast
Tween Brands, Inc. will host a conference call with security analysts beginning at 9:00 a.m. ET today, Wednesday, August 16th, 2006, to review the operating results for the quarter ended July 29, 2006. Interested participants can call (888) 202-2422 a few minutes before the 9:00 a.m. start in order to be placed in queue. The conference call passcode is 7911084. This call and replay are also being webcast by CCBN and will be distributed over their investor distribution network. Individual investors can listen to the webcast at www.earnings.com. Institutional investors can access the webcast at www.streetevents.com. The webcast will also be available at the Event Calendar page of Tween Brands’ corporate Web site, www.tweenbrands.com.
About Tween Brands, Inc.
Tween Brands, Inc. is a leading specialty retailer for tween (ages 7 to 14) girls. At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 567 stores in 46 states and Puerto Rico, and has a select number of international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, key accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 119 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s earnings outlook for 2006 and store growth plans for 2006 and beyond, within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospects,” “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2006 and beyond to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company Home Page: www.tweenbrands.com
*****

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended July 29, 2006 and July 30, 2005
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	July 29,	% of	July 30,	% of
	2006	Sales	2005	Sales

Net sales	$185,801	100.0%	$154,939	100.0%
Cost of goods sold, including buying and occupancy costs	122,979	66.2%	101,272	65.4%

Gross income	62,822	33.8%	53,667	34.6%
General, administrative and store operating expenses	55,603	29.9%	48,203	31.1%

Operating income	7,219	3.9%	5,464	3.5%
Interest income, net	1,245	0.7%	368	0.2%

Earnings before income taxes	8,464	4.6%	5,832	3.7%
Provision for income taxes	2,552	1.4%	1,865	1.1%

Net Income	$5,912	3.2%	$3,967	2.6%

Net income per share:
Basic	$0.18		$0.12

Diluted	$0.18		$0.12

Weighted average common shares:
Basic	32,696		33,400

Diluted	33,419		33,691

Tween Brands, Inc.
Consolidated Statements of Operations
For the Twenty-Six Weeks Ended July 29, 2006 and July 30, 2005
(unaudited, in thousands, except per share amounts)

	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	July 29,	% of	July 30,	% of
	2006	Sales	2005	Sales

Net sales	$380,937	100.0%	$319,348	100.0%
Cost of goods sold, including buying and occupancy costs	244,369	64.1%	204,078	63.9%

Gross income	136,568	35.9%	115,270	36.1%
General, administrative and store operating expenses	111,901	29.4%	98,590	30.9%

Operating income	24,667	6.5%	16,680	5.2%
Interest income, net	2,598	0.7%	827	0.3%

Earnings before income taxes	27,265	7.2%	17,507	5.5%
Provision for income taxes	9,664	2.6%	6,131	1.9%

Net Income	$17,601	4.6%	$11,376	3.6%

Net income per share:
Basic	$0.53		$0.33

Diluted	$0.52		$0.33

Weighted average common shares:
Basic	32,925		34,079

Diluted	33,607		34,389

Tween Brands, Inc.
Consolidated Balance Sheets
As of July 29, 2006 and January 28, 2006
(unaudited, in thousands, except share amounts)

	July 29,	January 28,
	2006	2006
ASSETS
Current Assets:
Cash and equivalents	$40,601	$22,248
Investments	72,907	163,451
Restricted assets	1,204	1,193
Accounts receivable	11,195	8,040
Income taxes receivable	—	—
Inventories	97,731	66,033
Store supplies	13,136	12,216
Prepaid expenses and other current assets	12,811	11,932

Total current assets	249,585	285,113

Property and equipment, net	211,750	201,983
Long-term investments	12,291	8,464
Deferred income taxes	12,982	10,208
Assets held in trust and other	22,232	17,962

Total assets	$508,840	$523,730

LIABILITIES
Current Liabilities:
Accounts payable	$32,823	$30,223
Accrued expenses	41,629	38,713
Deferred revenue	8,489	11,859
Income taxes payable	7,221	18,050

Total current liabilities	90,162	98,845

Deferred tenant allowances from landlords	49,080	45,817
Supplemental retirement and deferred compensation liability	18,220	16,907
Accrued straight-line rent and other	12,224	11,378

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, 50 million shares authorized	—	—
Common stock, $.01 par value, 100 million shares authorized, 36.4 million and 36.1 million shares issued, 33.7 million and 33.3 million shares outstanding at July 29, 2006 and January 28, 2006, respectively	364	361
Treasury stock, at cost, 3.9 million and 2.7 million shares at July 29, 2006 and January 28, 2006, respectively	(100,593)	(60,595)
Paid in capital	168,483	157,718
Retained earnings	270,900	253,299

Total shareholders’ equity	339,154	350,783

Total liabilities and shareholders’ equity	$508,840	$523,730